Exhibit 10.3

EXECUTION VERSION

January 31, 2017

Waste Services Industries, LLC

333-B Industrial Drive,

Petersburg, Virginia 23803

Attn: Charles A. Wilcox

President and CEO

Re:	Exclusivity Letter

Dear Charles:

This exclusivity letter (this “Exclusivity Letter”) sets forth the intention of the undersigned, Meridian Waste Solutions, Inc., a New York corporation (“Meridian”), and Waste Services Industries, LLC, a Delaware limited liability company (“WSI”), to discuss a potential transaction (the “Transaction”) pursuant to which Meridian would purchase, and WSI would sell, all of the issued and outstanding membership interests of The CFS Group, LLC, a Virginia limited liability company (“CFS Group”), The CFS Group Disposal & Recycling Services, LLC, a Virginia limited liability company (“CFS Disposal”), and RWG5, LLC, a Virginia limited liability company (“RWG5” and together with CFS Group and CFS Disposal, the “Companies” and each a “Company”).

1.	Exclusivity.

(a)	In order to allow Meridian sufficient opportunity to negotiate the terms of the Transaction, arrange for its financing, complete its due diligence review and prepare definitive agreements and other definitive documentation relating thereto, Meridian and WSI hereby agree that (i) Meridian will deliver to WSI payment in the amount of One Million Five Hundred Thousand Dollars ($1,500,000) (the “Exclusivity Payment”) on the date hereof and (ii) WSI agrees that neither it, nor any of the Companies, or any of their respective affiliates, shareholders, members, partners, officers, directors, managers, employees, agents or representatives, will, directly or indirectly, pursue, solicit, encourage or participate in negotiations, furnish information or enter into any agreement or commitments regarding any transaction involving the Companies by any potential purchaser or investor other than Meridian, or any merger, sale or other transaction resulting in the purchase, transfer, assignment or other conveyance of of all or substantially all of the assets or membership interests of any or all of the Companies during the Exclusivity Period (as defined below). During the Exclusivity Period, WSI will promptly (and in any event, within 24 hours) notify Meridian in writing of any third party offers (written or oral) with respect to the Companies or any assets or securities thereof outside of the ordinary course of business.

(b)	The “Exclusivity Period” shall be the period beginning on the date hereof and ending on the Expiration Date. The “Expiration Date” shall be March 21, 2017.

(c)	The Exclusivity Payment will be refundable in full to Meridian in the event that (1) (A) WSI does not negotiate with Meridian the terms and conditions of the Transaction in good faith, or (B) WSI does not enter into a Definitive Agreement (as defined below) within the Exclusivity Period or (C) WSI does not consummate the Closing (as defined below) pursuant to and in accordance with the Definitive Agreement and Meridian stands in good faith ready, willing and able to do so; or (2) WSI or any of the Companies, or any of their respective affiliates, shareholders, members, partners, officers, directors, managers, employees, agents or representatives does not comply with the exclusivity terms set forth in subsection (a) of this Section 1 above or commits any other breach of this Exclusivity Letter. If Closing of the Transaction does not occur for any reason other than those set forth in the preceding sentence, the Exclusivity Payment shall be retained by WSI as liquidated damages as WSI’s sole and exclusive remedy in such event.

2.	Definitive Agreement. Consummation of the Transaction as contemplated hereby will be subject to the negotiation and execution of a mutually satisfactory definitive membership interest purchase agreement by Meridian and WSI (the “Definitive Agreement”), setting forth the specific terms and conditions of the Transaction. The total purchase price for the membership interests in the Companies will be set forth in the Definitive Agreement, but such purchase price will not exceed (i) $40,000,000 in cash and (ii) 500,000 shares of Meridian’s common stock (which shares Meridian and WSI agree to have a value of $5,000,000). Such cash portion of the purchase price may be reduced as is necessary to reflect the Companies’ liabilities, pro-rations or other adjustments agreed upon in the course of negotiations and due diligence review. The closing of the Transaction pursuant to the Definitive Agreement (the “Closing”) shall be subject to the completion by Meridian of a satisfactory review of the legal, financial and business condition of the Companies and the parties’ completion of negotiations regarding the specific terms and conditions of the Transaction, including, without limitation, with respect to the Companies’ assets, contracts, liabilities and other key terms. The parties will negotiate in good faith such Definitive Agreement. At Closing, the Exclusivity Payment will be credited against the total purchase price for the membership interests in the Companies set forth in the Definitive Agreement.

3.	Conduct of Business. Prior to the execution of a Definitive Agreement and the Closing of the Transaction, the Companies will conduct their operations in the ordinary course consistent with past practice and will not make any distributions, dividends or other payments to any affiliate or member outside of the ordinary course of business, except as disclosed in or allowed by the Definitive Agreement or otherwise in connection with Closing the Transaction.

4.	Due Diligence; Confidentiality Agreement. Each party and its representatives, officers, employees and advisors, including accountants and legal advisors, as applicable, will provide the other party and its representatives, officers, employees and advisors, including accountants and legal advisors, as applicable, with all information, books, records and property (collectively, “Transaction Information”) that such other party reasonably considers necessary or appropriate in connection with its due diligence inquiry. Meridian and WSI are parties to a Non-Disclosure Agreement dated September 12, 2016 which remains in full force and affect, and each of the parties acknowledges and confirms that all Transaction Information shall be governed by and subject to such Non-Disclosure Agreement; provided, however, that nothing contained therein or in this Exclusivity Agreement will limit, restrict or prohibit Meridian from making disclosures as determined to be required under securities laws, in the sole discretion of Meridian and its counsel, nor will any such disclosure be deemed a breach or violation of the confidentiality obligations hereunder or thereunder.

5.	No Brokers. Each party represents and warrants to the other that there are no brokers or finders entitled to any compensation with respect to the execution of this Exclusivity Letter, and each agrees to indemnify and hold the other harmless from and against any expenses or damages incurred as a result of a breach of this representation and warranty.

6.	Expenses. Each of the parties will be responsible for its own expenses in connection with the Transaction, including fees and expenses of legal, accounting and financial advisors.

7.	Choice of Law. This Exclusivity Letter shall be governed by and construed in accordance with the internal substantive laws of the Commonwealth of Virginia, without regard to any principles of conflicts of law and except with respect to service of process methodology. Each of the parties hereby irrevocably consents and agrees that any legal or equitable action or proceeding arising under or in connection with this Exclusivity Letter shall be brought in any federal court located in the Northern District of Georgia or state court located in Fulton County, Georgia and delivery of this Exclusivity Letter, irrevocably submits to and accepts the jurisdiction of said courts, (iii) waives any defense that such court is not a convenient forum, and (iv) consent to any service of process method permitted by Georgia or federal law.

8.	Counterparts. This Exclusivity Letter may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Fax or PDF copies of signatures shall be treated as originals for all purposes.

9.	Effect. Meridian shall not have any obligation to continue discussions or negotiations relating to any proposed Transaction if Meridian determines (in its sole discretion) that such termination of discussions or negotiations is in Meridian’s best interests. Until the Definitive Agreement is executed and delivered by Meridian and WSI, Meridian shall not have any obligation to consummate the Transaction or any other liabilities to WSI, except as expressly provided in this Exclusivity Letter with respect to the Exclusivity Payment, subject in all respects to Section 1(c) hereof. Accordingly, Meridian may, in its sole discretion, abandon or terminate these discussions or any negotiations relating to a proposed Transaction at any time or for any reason, without liability to WSI for costs or expenses of any sort incurred by WSI in pursuing the proposed Transaction except as expressly provided in this Exclusivity Letter with respect to the Exclusivity Payment, subject in all respects to Section 1(c) hereof. This Exclusivity Letter does not constitute an offer to purchase or an offer to sell, or any purchase or sale of, any securities. This Exclusivity Letter contains the entire agreement by and among the parties to date with respect to the subject matter hereof and supersedes any and all prior agreements and understandings, oral or written, with respect to such matters.

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This Exclusivity Letter will terminate at 5:00 p.m. Eastern standard time on February 3, 2017 unless it has been duly executed by or on behalf of the parties prior to such time.

Very truly yours,

MERIDIAN WASTE SOLUTIONS, INC.

		By:	/s/ Jeffrey Cosman
		Name:	Jeffrey Cosman
		Title:	Chief Executive Officer

Agreed and acknowledged:

WASTE SERVICE INDUSTRIES, LLC

By:	/s/ Charles Wilcox
Name:	Charles A. Wilcox
Title:	President and CEO

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